Exhibit 4.2

(Face of Senior Note)

CUSIP/CINS 247918 AB1

9 1/2% Senior Secured Notes due 2004

REGISTERED No. R-___	REGISTERED $___________

DELTA FINANCIAL CORPORATION

promises to pay to ________________________________________or registered assigns, the principal sum of $__________________ _________________DOLLARS

on August 1, 2004.

Interest Payment Dates: August 1 and February 1

Record Dates:    January 15 and July 15

DELTA FINANCIAL CORPORATION

By: Name: Title:	By: Name: Title:

This is one of the Senior Notes referred to in the within-mentioned Indenture:

DATED:

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:

(Back of Senior Note)

DELTA FINANCIAL CORPORATION

9 1/2% Senior Secured Notes due 2004

                     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

                     1. INTEREST. Delta Financial Corporation, a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Senior Note at 9 1/2% per annum from August 1, 2000 until maturity. The Company will pay interest semi-annually on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2000; provided that if there is no existing Default in the payment of interest, and if this Senior Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 1, 2001. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Senior Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interests (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                     2. METHOD OF PAYMENT. The Company will pay interest on the Senior Notes (except defaulted interest) to the Persons who are registered Holders of Senior Notes at the close of business on the January 15th or July 15th next preceding the Interest Payment Date, even if such Senior Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Senior Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal, premium, if any, and interest on all Senior Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

                     3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. Except for the purposes of Articles Three and Eight and Section 4.15 of the Indenture, the Company may act as its own Paying Agent or Registrar.

                     4. INDENTURE, SUBSIDIARY GUARANTEES AND COLLATERAL. The Company issued the Senior Notes under an Indenture dated December 21, 2000 ("Indenture") between the Company, the Subsidiary Guarantors and the Trustee. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Senior Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Senior Note conflicts with the express provisions of the Indenture, the provisions of the indenture shall govern and be controlling. The Senior Notes are obligations of the Company limited to $150,000,000.00 in aggregate principal amount. Payment on the Senior Notes is guaranteed, jointly and severally, by the Subsidiary Guarantors pursuant to Article Eleven of the Indenture. The Senior Notes and certain of the Subsidiary Guarantees are secured by a first priority lien on the Collateral or as provided in the Collateral Agreements.

                     5. OPTIONAL REDEMPTION. The Company shall not have the option to redeem the Senior Notes pursuant to Section 3.07 of the Indenture prior to August 1, 2001. Thereafter, the Company shall have the option to redeem the Senior Notes, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice to each Holder, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year                                                         Percentage

2001..................................................       104.750%
2002..................................................       102.375%
2003 and thereafter...................................       100.000%

                     Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 thereof.

                     6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

                     7. REPURCHASE AT OPTION OF HOLDER.

                     Upon the occurrence of a Change of Control, each Holder of the Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

                     8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days (unless shorter notice shall be satisfactory to the Trustee, as evidenced in a writing signed on behalf of the Trustee) but not more than 60 days before the redemption date to each Holder whose Senior Notes are to be redeemed at its registered address. Senior Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Senior Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Senior Notes or portions thereof called for redemption.

                     9. DENOMINATIONS, TRANSFER, EXCHANGE. The Senior Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Senior Note or portion of a Senior Note selected for redemption, except for the unredeemed portion of any Senior Note being redeemed in part. Also, it need not exchange or register the transfer of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

                     10. PERSONS DEEMED OWNERS. The registered Holder of a Senior Note may be treated as its owner for all purposes.

                     11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Senior Notes, and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes. Without the consent of any Holder of a Senior Note, the Indenture, the Collateral Agreements or the Senior Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's obligations to Holders of the Senior Notes in case of a merger or consolidation, to make any change that would provide any additional rights and benefits to the Holders of the Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

                     12. DEFAULTS AND REMEDIES. Events of Default include, without limitation: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of principal of or premium, if any, on the Senior Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) the Company or any Restricted Subsidiary defaults in payment of interest or principal under any of the Warehouse Facilities (whether due at maturity, by acceleration or otherwise) and such default continues beyond the grace period (if any) provided in the applicable Warehouse Facility; (iv) failure by the Company to comply with Section 4.07, 4.09, 4.11, 4.15, 4.17, 4.18, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27 or 5.01 of the Indenture; (v) failure by the Company to observe or perform any other covenant, representation, warranty or other agreement in the Indenture or the Senior Notes and such failure to observe or perform remains uncured for 30 days (or, if the Company has failed to notify the Holders of a Default or an Event of Default as required by Section 4.28 of the Indenture, that number of days equal to 30 days minus the number of days during which the Company is in Default of its obligation under such Section 4.28) after notice to the Company by the Trustee or the Holders or Beneficial Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding; (vi) default under certain other agreements relating to Indebtedness of the Company which default constitutes a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness under which there has been a Payment Default or, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $5.0 million or more;(vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million; (viii) certain events of bankruptcy or insolvency with respect to the Company, any of its Restricted Subsidiaries (other than Continental Property Management Corp.)or any of its Significant Subsidiaries; (ix) certain events relating to the invalidity or unenforceability of any Subsidiary Guarantee, Collateral Agreements or Related Agreements and (x) failure by the Company or any Restricted Subsidiary for 15 days after notice to the Company by the Trustee, other parties to such agreements or the Holders or Beneficial Holders of at least 25% in principal amount of the Senior Notes outstanding to comply with any material provision of the Collateral Agreements or Related Agreements. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Senior Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

                     13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

                     14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, stockholder or incorporator, as such, of the Company, or, as such, of any Subsidiary Guarantor shall not have any liability under the Senior Notes, the Indenture, the Subsidiary, the Collateral Agreements or the Related Agreements for any obligations of the Company or any Subsidiary Guarantor under the Indenture, the Senior Notes, the Subsidiary Guarantees, the Collateral Agreements or the Related Agreements or for any claim based on, in respect of or by reason of such obligations or their creations. Each Holder by accepting a Senior Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Senior Notes.

                     15. AUTHENTICATION. This Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

                     16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                     17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Senior Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Senior Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                     18. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE SENIOR NOTES AND THE SUBSIDIARY GUARANTEES, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

DELTA FINANCIAL CORPORATION 1000 WOODBURY ROAD, SUITE 200 WOODBURY, NEW YORK 11797-9003 ATTENTION: HUGH MILLER

ASSIGNMENT FORM

To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior Note, for value received, to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint________________________________________________________ attorney to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him.

Date:______________________________________________________________

Your Signature________________________________________ (Sign exactly as your name appears on the face of this Senior Note)

Signature Guarantee:*

*NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Senior Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed. The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockholders, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

                     If you want to elect to have this Senior Note purchased by the Company pursuant to Section 4.15 of the Indenture, check the box below:

/ / Section 4.15

                     If you want to elect to have only part of the Senior Note purchased by the Company pursuant to Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date:______________________	Your Signature: (Sign exactly as your name appears on the Senior Note) Tax Identification No.:______________

Signature Guarantee:*

*NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Senior Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed. The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockholders, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended

SUBSIDIARY GUARANTEE

                     For value received, each Subsidiary Guarantor, hereby, jointly and severally with the other Subsidiary Guarantors, fully and unconditionally guarantees to each Holder of Senior Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Senior Notes or the obligations of the Company to the Holders or the Trustee under the Senior Notes or under the Indenture, that: (a) the principal of, and premium, if any, and interest on the Senior Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal or interest on the Senior Note, if any, if lawful and all other Guaranteed Obligations of the Company and each Subsidiary Guarantor to the Holders or the Trustee under the Indenture, under the Senior Notes, under the Collateral Agreements or under the Related Agreements shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Senior Notes or any of such other Guaranteed Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed, for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay and perform the same immediately. In the Indenture, each Subsidiary Guarantor waives legal and equitable defenses, including suretyship defenses, to its Subsidiary Guarantee.

                     The Obligations of the Subsidiary Guarantors to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article 11 of the Indenture are incorporated herein by reference.

                     No director, officer, employee, incorporator or stockholder, as such, past, present or future, of any Subsidiary Guarantor shall have any personal liability under this Subsidiary Guarantee by reason of his or its status as such director, officer, employee, incorporator or stockholder.

                     This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon each Subsidiary Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment and performance of all of the Company's obligations under the Senior Notes, the Indenture, the Collateral Agreements and the Related Agreements and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This a Subsidiary Guarantee of payment and not a guarantee of collection.

                     For purposes hereof, each Subsidiary Guarantor's liability will be that amount from time to time equal to the aggregate liability of such Subsidiary Guarantor hereunder, but shall be limited to the lesser of (i) or (ii) below: (i) the aggregate amount of the Guaranteed Obligations, which includes all obligations of the Company and of each Subsidiary Guarantor under the Senior Notes, the Indenture, the Collateral Agreements and the Related Agreements and (ii) the greater of the following (x) and (y): (x) the amount of the reasonably equivalent value (as such term is defined in Section 548 of the United States Bankruptcy Code) or fair consideration (as such term is used or defined in the Debtor and Creditor Law of the State of New York, in the case of the Subsidiary Guarantors other than the Residual Collateral Trusts, and in the Commerce and Trade Law of the State of Delaware in the case of the Residual Collateral Trusts), whichever statute is determined to be applicable, received by such Subsidiary Guarantor in connection with the loans and the proceeds of loans represented by the Original Notes or the exchange of the Original Notes for the Senior Notes, and (y) the amount, if any, which would not have (A) rendered such Subsidiary Guarantor "insolvent" (as such term is defined in the United States Bankruptcy Code, and as such term is defined in the Debtor and Creditor Law of the State of New York, in the case of Subsidiary Guarantors other than the Residual Collateral Trusts, and in the Commerce and Trade Law of the State of Delaware in the case of the Residual Collateral Trusts, whichever statute is determined to be applicable) or (B) left it with unreasonably small capital, in each case, at the time when it entered into its Subsidiary Guarantee of the Original Notes or of its Subsidiary Guarantee of the Senior Notes whichever first occurred, and, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; PROVIDED THAT, it shall be a presumption in any lawsuit or other proceeding in which such Subsidiary Guarantor is a party that the amount guaranteed pursuant to its Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Subsidiary Guarantor, or debtor in possession or trustee in bankruptcy of such Subsidiary Guarantor, otherwise proves in such a lawsuit that the aggregate liability of such Subsidiary Guarantor is limited to the amount set forth in clause (ii). In making any determination as to the solvency or sufficiency of capital of a Subsidiary Guarantor in accordance with the previous sentence, the right of such Subsidiary Guarantor to contribution from the Company and from other subsidiary Guarantors and any other rights such Subsidiary Guarantor may have, contractual or otherwise, shall be taken into account.

                     This Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any part of the Company's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Senior Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any Holder of the Senior Notes, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Senior Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

                     By delivery of a supplemental indenture to the Trustee in accordance with the terms of the Indenture, each Person that becomes a Subsidiary Guarantor after the date of the Indenture will be deemed to have executed and delivered this Subsidiary Guarantee for the benefit of the Holder of the Senior Notes upon which this Subsidiary Guarantee is endorsed with the same effect as if such Subsidiary Guarantor was named below and has executed and delivered this Subsidiary Guarantee.

                     Subject to the next following paragraph, each Subsidiary Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Subsidiary Guarantee and to constitute the same valid obligation of the Subsidiary Guarantor have been done and performed and have happened in due compliance with all applicable laws.

                     This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Senior Note upon which this Subsidiary Guarantee is endorsed shall have been executed by the Trustee under the Indenture.

                     Reference is made to the Indenture for further provisions with respect to this Subsidiary Guarantee.

                     THIS SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                     Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

SIGNATURES

DATED:	DELTA FUNDING CORPORATION BY: NAME: TITLE:

DATED:	DF SPECIAL HOLDINGS CORPORATION BY: NAME: TITLE:

DATED:	DFC FINANCIAL CORPORATION BY: NAME: TITLE:

DATED:	FIDELITY MORTGAGE, INC. BY: NAME: TITLE:

DATED:	DFC FINANCIAL OF CANADA LIMITED BY: NAME: TITLE:

DATED:	DFC FUNDING OF CANADA LIMITED BY: NAME: TITLE:

DATED:	CONTINENTAL PROPERTY MANAGEMENT CORP. BY: NAME: TITLE:

DATED:	DELTA FUNDING RESIDUAL HOLDING TRUST 2000-1 BY: NAME: TITLE:

DATED:	DELTA FUNDING RESIDUAL HOLDING TRUST 2000-2 BY: NAME: TITLE: